Exhibit 23.3



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined consolidated financial statements of Hughes Network Systems as of and for the years ended December 31, 2004, 2003 and 2002 (which report contains an unqualified opinion and includes explanatory paragraphs relating to the allocation of certain income and expenses and the change in accounting for goodwill and other intangible assets), dated March 11, 2005, appearing in the Prospectus of Hughes Communications, Inc., which is contained in Registration Statement No. 333-130136.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland
February 16, 2006